RID-GDBHAV (2/04)
                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                        ONE CORPORATE DRIVE
                                                     SHELTON, CONNECTICUT 06484

                                                               Rider
                                 Combination Roll-Up Value and Highest Periodic Value Death Benefit

This Rider is attached to and is made part of your  Annuity.  If the terms of your  Annuity  and those of this Rider  conflict,  the provisions of this Rider shall control.  The benefit  provided  pursuant to the terms of this Rider is a "Combination  Roll-Up Value and Highest Periodic Value Death Benefit."

Effective Date:  The Effective Date of this Rider is shown in the Schedule Supplement.

Guaranteed  Minimum  Death  Benefit:  If the  Effective  Date of this  Rider  is the  same as that  for the  Annuity  to which it is attached,  then while this Rider is in effect,  the  Guaranteed  Minimum  Death Benefit of the Annuity  calculated  before any Rider
Death Benefit Target Date equals the greater of (a) and (b) where:

(a)      is the Rider Minimum Death Benefit as defined below; and

(b)      is the Death Benefit calculation and description as defined in the Annuity to which this Rider is attached.

On or after any Rider Death Benefit Target Date shown in the Schedule  Supplement,  the Guaranteed  Minimum Death Benefit equals the greater of (c) and (d) where:

(c)      is the Rider Minimum Death Benefit as of any Rider Death Benefit  Target Date plus any  subsequent  Purchase  Payments plus any Credits allocated to your Account Value in relation to such Purchase Payments,  less the impact of withdrawals as a result of a "Proportional Reduction" and less certain Credits; and

(d)      is the Death Benefit calculation and description as defined in the Annuity to which this Rider is attached.

In all cases, the Rider Minimum Death Benefit is increased by any Purchase  Payments  received after the date of death that triggers payment  of the  Death  Benefit  and is  decreased  by any  withdrawals  due to  any  applicable  "Dollar-for-Dollar  Reduction"  or
"Proportional Reduction" as described below after the applicable date of death and by certain Credits.

If the  Effective  Date shown in the Schedule  Supplement  is after the  Annuity's  Issue Date,  we treat your Account  Value on the
Effective Date of this Rider as if it were the initial  Periodic  Value and as if it were the initial  Purchase  Payment.  We ignore all Purchase  Payments and  withdrawals  made prior to the Effective Date of this Rider for all  calculations  made pursuant to this
Rider.

                                                   For Annuities with One Owner:
                                                   -----------------------------

If the current Owner dies before the Rider Death Benefit Target Date, the calculation of the Death Benefit is as described above.

                                               For Annuities with More Than One Owner
                                               --------------------------------------

If there is more than one Owner,  the Death Benefit is  calculated  according to the rules set out above except that the Rider Death
Benefit  Target Date is as shown in the Schedule  Supplement  for "More Than One Owner." As noted  above,  if there is more than one
Owner, such Owners being natural persons, the Death Benefit is payable upon the first death of such Owners.

                                       For Annuities Where the Owner is Not a Natural Person
                                       -----------------------------------------------------

If the Annuity Owner is not a natural  person,  the Death Benefit is  calculated  as described  above for Annuities  with One Owner, except the term "Annuitant"  replaces the term  "Participant" or "Owner," and the applicable Rider Death Benefit Target Date is that shown if "The Owner is Not a Natural Person" in the Schedule Supplement.

Other Death Benefit Provisions

The provisions applicable to the death benefit described in your Annuity regarding eligibility,  limits of applicability,  including any suspension  period due to a change in any designation,  modes of payment to  Beneficiaries or any other provision  regarding the death  benefit  other than the method of  calculation  of the Rider  Minimum  Death  Benefit  continue to apply unless  specifically indicated otherwise in this Rider.

Definitions:

         The term  "Participant"  may be  referred  to as the  "Owner" in certain  annuities  to which this Rider is  attached.  For entity  owned  annuities,  the  death  benefit  is paid as a result of the  Annuitant's  death,  if there is no  Contingent
         Annuitant.  For simplicity, the Participant is referred to as Owner in this Rider for annuities owned by a natural person.

         The "Rider Minimum Death Benefit" is the greater of (1) and (2), where:

1.       is the "Roll-Up Value" on the decedent's date of death; and

2.       is the "Highest Periodic Value" on or immediately preceding the decedent's date of death as defined below.

         The "Highest  Periodic  Value" is the greatest of all previous  "Periodic  Values" on or after the  Effective  Date of this
         Rider and on or before the earlier of the decedent's date of death and any "Rider Death Benefit Target Date."

         The "Rider Death Benefit Target Date" is as shown in the Schedule Supplement.

         The  "Periodic  Value" is the Account  Value in the  Sub-accounts  and the Interim  Value in the Fixed  Allocations  of the
         Annuity on the Effective Date of this Rider and at the end of each  "Applicable  Period,"  adjusting each Periodic Value by adding the sum of all  subsequent  Purchase  Payments plus any Credits  allocated to your Account Value in relation to such
         Purchase  Payments and subtracting  both the sum of all subsequent  withdrawals as a result of a  "Proportional  Reduction"
         and certain Credits.

         The  "Applicable  Period"  begins  on the  Effective  Date of this  Rider and  lasts  for the  amount of time  shown as the
         Applicable  Period in the  Schedule  Supplement.  Each  Applicable  Period,  after the first,  begins when the previous one ends. If the Effective Date of this Rider is different from the Issue Date of your Annuity,  the initial  Applicable Period is determined as of the Effective  Date this benefit is elected.  Subsequent  Applicable  Periods are  determined  based on the Issue Date of your Annuity.  However,  the last  Applicable  Period ends on the earlier of the decedent's date of death and any Rider Death Benefit Target Date, as indicated in your Annuity.

         A  "Proportional  Reduction" is a reduction  caused by each  withdrawal.  The  proportion  applied  equals the ratio of the amount of the applicable withdrawal to the Account Value as of the date of the withdrawal but prior to the withdrawal.

         "Credits"  are amounts we may provide  pursuant to your  Annuity  that,  in  accordance  with its terms,  may be subject to recovery  upon the death of the  decedent if death  occurs  within a time period  specified  in your  Annuity.  Credits are recovered as provided in your Annuity or any amendment thereto.

         "Roll-Up  Value" is the sum of all Purchase  Payments plus any Credits  allocated to your Account Value in relation to such
         Purchase  Payments  minus the impact of all  withdrawals  on the Roll-Up Value,  be it as  Dollar-for-Dollar  Reductions or
         Proportional  Reductions less certain Credits,  increasing daily at the Roll-Up Rate shown in the Schedule Supplement until the earliest of the decedent's  date of death,  any Rider Death Benefit  Target Date, or any applicable  "Cap." The Roll-Up
         Rate is not applicable  starting on the earliest of the decedent's  date of death,  any Rider Death Benefit Target Date, or any applicable  "Cap." This "Cap" equals the "Roll-Up Cap"  percentage  shown in the Schedule  Supplement  times the sum of the Purchase  Payments as of the  Effective  Date of the Rider and all Net Purchase  Payments and any Credits we provide in relation  to  Purchase  Payments  received  after the  Effective  Date of the Rider less the sum of all  reductions  due to withdrawals.

         A  "Dollar-for-Dollar  Reduction"  is a reduction  caused by a  withdrawal  that  reduces the Roll-Up  Value and Cap by the amount withdrawn.

Withdrawals:  Withdrawals reduce the Rider Minimum Death Benefit.  However, the impact of a withdrawal depends on whether it occurs before the earlier of the Rider Death Benefit Target Date or the date any applicable Roll-Up Cap takes effect.  In addition, withdrawals before the earlier of the Rider Death Benefit Target Date or the date any applicable Roll-Up Cap takes effect have a different impact on the Roll-Up Value from the impact they have on the Periodic Values and, as a result, on the
Highest Periodic Value.

         Impact of Withdrawals on the Roll-Up Value before the earlier of the Rider Death Benefit Target Date or the date any applicable Roll-Up Cap takes effect: Withdrawals in an Annuity Year first reduce the Roll-Up Value as a Dollar-for-Dollar
         Reduction, up to any applicable "Dollar-for-Dollar Limit."  Amounts withdrawn in excess of the Dollar-for-Dollar Limit result in a Proportional Reduction to the Roll-Up Value.  We determine the impact on the Roll-Up Value of withdrawals as follows:

         The Dollar-for-Dollar Limit from the Effective Date of this Rider up to the following anniversary of the Issue Date of the Annuity is a percentage of the initial Roll-Up Value. On or after the first anniversary of the Issue Date of the
         Annuity subsequent to the Effective Date of this Rider, the Dollar-for-Dollar Limit is a percentage of the Roll-Up Value as of the anniversary of the Annuity's Issue Date at the beginning of that Annuity Year.  This percentage is shown in the
         Schedule Supplement  as the Dollar-for-Dollar Limit Percentage.

         If the withdrawal exceeds the remaining Dollar-for-Dollar amount, the Roll-Up Value after the withdrawal equals the
         Roll-Up Value immediately before the withdrawal less the sum of (A) and (B); where:

         (A)      is the Remaining Dollar-for-Dollar Amount before the withdrawal defined below; and

         (B)      is the result of multiplying (1) times (2), where:

                  (1)      is the Roll-Up Value immediately before the withdrawal less the Remaining Dollar-for-Dollar Amount before the withdrawal; and

                  (2)      is an adjustment factor of (a) divided by (b), where:

                           (a)      is the current withdrawal amount less the Remaining Dollar-for-Dollar Amount immediately before the withdrawal; and

                           (b)      is your Account Value immediately before the withdrawal less the Remaining Dollar-for-Dollar
                                    Amount immediately before the withdrawal.

         The Remaining Dollar-for-Dollar Amount is the then current Dollar-for-Dollar Limit before the withdrawal less cumulative withdrawals in that Annuity Year before the current withdrawal, but not less than zero.

         Impact of Withdrawals on each Periodic Value before the Rider Death Benefit Target Date:  Each Periodic Value is reduced by the sum of each applicable Proportional Reduction resulting from each withdrawal, calculated separately.

         Impact of Withdrawals upon the earlier of the Rider Death Benefit Target Date and the date the Roll-Up Cap takes effect:

                  (a)      If the Rider Minimum Death Benefit Target Date was reached first, such withdrawals reduce the Rider
                           Minimum Death Benefit.  It is reduced by the sum of each applicable Proportional Reduction resulting from each withdrawal, calculated separately.

                  (b)      If the effective date of any Roll-Up Cap was reached first, such withdrawals occurring on and after that date until the Rider Minimum Death Benefit Target Date continue to reduce the Periodic Values and the
                           Roll-Up Value.  The Periodic Values are reduced by the sum of each applicable Proportional Reduction resulting from each withdrawal, calculated separately.

         Reductions to the Roll-Up Value depend on when the effective date of any Roll-Up Cap was reached.  If the effective date of any Roll-Up Cap is an anniversary of the Annuity's Issue Date, withdrawals reduce the Roll-Up Value by the sum of each applicable Proportional Reduction resulting form each withdrawal, calculated separately.  If the effective date of the
         Roll-Up Cap occurs on other than an anniversary of the Annuity's Issue Date, the impact of such withdrawals also depends on when the withdrawal occurs, as follows:

                  (i)      For any withdrawals that occur prior to the subsequent anniversary of the Annuity's Issue Date, such withdrawals reduce the Roll-Up Value in the same way withdrawals reduce the Roll-Up Value as before the effective date of the Roll-Up Cap.  Any such reductions are subject to any Remaining Dollar-for-Dollar
                           Amount in effect for that Annuity Year before the effective date of the Roll-Up Cap.

                  (ii)     For any withdrawals that occur on or after that subsequent anniversary of the Annuity's Issue Date, such withdrawals reduce the Rider Minimum Death Benefit by the sum of each applicable Proportional Reduction resulting from each withdrawal, calculated separately.

Charge for the Rider:  The charge is applied against the daily total value of each Sub-account in which Account Value is maintained in the Annuity to which this Rider is attached.  The charge is assessed each day at the daily equivalent of the rate shown in the Schedule Supplement.  The charge is included in the calculation of the Net Investment Factor of the Annuity to which this Rider is attached.

Your charge may depend on any other optional benefits you elect, and the combined risk we incur in offering those specific benefits.  The charge also may depend on the other optional benefits you elect, and the combined risk we incur in offering those specific options.  Should you elect to terminate one of the other optional benefits that we took into consideration in determining your charges, we may increase your charge to that then applicable to new annuity purchasers of the same class of Annuities with the same optional benefits.  This amount is shown in your Schedule Supplement, if applicable.

The charge is assessed until we receive due proof of the decedent's death.  There is no charge after the Annuity Date.

Investment Limitations:  As part of the consideration for the benefit provided by this Rider, we may limit the investment options in which you may allocate Account Value.  Also, we may require that you maintain Account Value in accordance with an asset allocation model.  We may implement such requirements at any time on or after the Effective Date of this Rider, and continue such requirements to the date this Rider benefit is terminated.  The limits are as follows:

A.       Limitations on Investment Options:  We may limit the investment options in which you may allocate Account Value.  Should we prohibit access to any investment option at the time of your election of this Rider benefit or while this Rider benefit is in force, we will require you to move your Account Value from the restricted investment option to an eligible investment option.  We will notify you that such a transfer is required for this Rider benefit to remain in force.  We will transfer the Account Value in accordance with your instructions.  Any transfers required to move Account Value to eligible investment options will not be counted in determining the number of free transfers during an Annuity Year.  You may not transfer Account Value into an investment option once the investment option is considered to be a restricted investment option.  We reserve the right to terminate this Rider benefit if you do not provide instructions within 30 days on how to allocate your Account Value once we send you the notice that we need your instructions, as indicated
         above.

B.       Asset Allocation Model:  If we require that you invest in accordance with a model, we may use a model we develop and maintain or we may elect to follow a model provided by an independent third party.  We may change the model applicable to your Annuity.  We reserve the right to terminate this Rider benefit if you do not provide instructions within 30 days as to how to allocate Account Value within the model to which we will allocate your Account Value once we send you the notice that we need your instructions, as indicated in this provision.

         The model will specify a number of categories  in which  Account  Value must be allocated.  You must complete each category by allocating  Account Value to  Sub-accounts  eligible for each  separate  category.  We reserve the right to require that you use only one eligible Sub-account at a time to complete each category.

         We  determine  which  Sub-accounts  are  eligible  for each  category or we may elect to follow the  recommendations  of an independent  third  party.  We may at any time make new  determinations  as to which  Sub-accounts  are  eligible  for each category.  We may do so for a variety of reasons  including,  but not limited to, a change in the investment  objectives or policies  of an  underlying  mutual  fund or  portfolio,  or  failure,  in our sole  determination,  of such mutual fund or portfolio to invest in accordance with its stated investment objective or policies.

         Any transfers required to comport with the model or as a result of new  determinations as to the Sub-accounts  available in a category  will not be subject to any  transfer  fee and will not count  against any total of free  transfers  per Annuity
         Year.

         You may transfer  Account Value maintained in a category to other eligible  Sub-accounts for that category,  subject to the transfer  provisions  of your  Annuity.  However,  you may not transfer  Account  Value into a  Sub-account  that is not in conformance with the model.

         We rebalance the Account Value  periodically  among categories  using the then current  percentages of the asset allocation model.  We expect that the current  percentages  for each category may change from time to time.  Any change in the current percentages will become  effective not later than the next  rebalancing of Account Value occurring on or immediately  after the date of the change.

         We also may make multiple models available. We reserve the right to require that you use only one model at a time.  You may transfer Account Value as required to change from the allocations required by one model to the allocations required by another model, subject to the transfer provisions of your Annuity.

         We may not require you to use an asset allocation model because of the investment limitations required under another optional benefit you elect.  If you terminate such an optional benefit, we will allocate your Account Value in accordance with an asset allocation model and to Sub-accounts within the model of our choice unless you provide us with instructions prior to terminating that optional benefit.

Termination of this Rider:  Termination of this Rider is subject to the following rules:

1.       Elective  Termination:  Whether you may elect to terminate  this Rider,  and, if  applicable,  when you may terminate  this
         Rider is shown in the Schedule  Supplement.  We may require you to submit this Rider and the Schedule  Supplement  to us at our Office before we agree to terminate the benefit.

2.       If we require you to invest in accordance  with an asset  allocation  model,  we reserve the right to terminate  this Rider benefit  immediately if Account Value is allocated in a manner that does not conform to the model or you allocated  Account
         Value to other than eligible  Sub-accounts  in the  categories  of the model.  Please refer to the  Investment  Limitations provision of this Rider for additional information.

3.       If we require you to invest in accordance with limitations on access,  in whole or in part, to any investment  options,  we reserve the right to  terminate  this Rider  benefit  immediately  if Account  Value is allocated in a manner that does not conform  to such  limitations.  Please  refer  to the  Investment  Limitations  provision  of  this  Rider  for  additional information.

4.       Should you have the ability to elect  termination of this Rider  benefit,  as described in item (1) of this  provision,  we will not  automatically  terminate  this Rider benefit if you choose to invest in any restricted  investment  options or if you elect a restricted  asset  allocation  model. We will notify you that such  restricted  election is not permitted under the Rider and will request you to make a choice as to either:  (1)  electing to  terminate  the Rider if you wish to choose a restricted  option;  or (2)  continuing  the Rider without the restricted  election.  You will receive a confirmation  of your election.

          AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

           __________________________________________
          President